                                              -------------------------------
                                              /        OMB APPROVAL         /
                                              -------------------------------
                                              / OMB Number:       3235-0145 /
                                              / Expires:    August 31, 1999 /
                                              / Estimated average burden    /
                                              / hours per response....14.90 /
                                              -------------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934


                                 PC-Tel, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  69325Q 10 5
                        -----------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                               Page 1 of 6 pages

-------------------------                              -----------------------
  CUSIP No. 69325Q 10 5               13G
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      WK Technology Fund III

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      R.O.C. Taiwan Corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          958,366 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          958,366 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      958,366 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                               Page 2 of 6 pages

-------------------------                              -----------------------
  CUSIP No. 69325Q 10 5               13G
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wen-Chang Ko

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      R.O.C. Taiwan

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,916,666 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,916,666 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,916,666 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                               Page 3 of 6 pages

Item 1.

     (a)       NAME OF ISSUER:   PC-Tel, Inc.

     (b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1331 California Circle, Milpitas, CA 95035

Item 2.

     (a)       NAME OF PERSON FILING:

               1)    WK Technology Fund III

               2)    Wen-Chang Ko


     (b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               6F, No. 15, Section 2, Ti-Ding Ave.,
               Taipei 114, Taiwan R.O.C.

     (c)       CITIZENSHIP:

               1)    WK Technology Fund III is a R.O.C. Taiwan Corporation.

               2)    Wen-Chang Ko is a R.O.C. Taiwan Citizen.

     (d)       TITLE OF CLASS OF SECURITIES: Common Stock

     (e)       CUSIP NUMBER:   69325Q 10 5

Item 3.   Not applicable.

Item 4.

     (a)  AMOUNT BENEFICIALLY OWNED:

          1)   WK Technology Fund III: 958,366 shares

          2) Wen-Chang Ko: 1,916,666 shares, which include 555,800 shares held by WK Technology Fund, 402,500 shares held by WK Technology Fund II, and 958,366 shares held by WK Technology Fund III. Wen-Chang Ko is the Chairman of the WK Technology Funds.

     (b)  PERCENT OF CLASS:

          1)   WK Technology Fund III: 5.8%

          2)   Wen-Chang Ko: 11.6%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i) Sole power to vote or to direct the vote: 0 shares for each Reporting Person

                               Page 4 of 6 pages

          (ii)  Shared power to vote or to direct the vote:

                1)  958,366 shares for WK Technology Fund III

                2)  1,916,666 shares for Wen-Chang Ko

          (iii) Sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person

          (iv)  Shared power to dispose or to direct the disposition of:

                1)  958,366 shares for WK Technology Fund III

                2)  1,916,666 shares for Wen-Chang Ko

Item 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [_]

Item 6.  Not applicable.

Item 7.  Not applicable.

Item 8.  Not applicable.

Item 9.  Not applicable.

Item 10. Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                               Page 5 of 6 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2000



WK TECHNOLOGY FUND III


By: /s/ Wen-Chang Ko
    ----------------


___________________________________
Wen-Chang Ko

                               Page 6 of 6 pages